SCHEDULE 14A
                     (Rule 14a-101)
        INFORMATION REQUIRED IN PROXY STATEMENT
                SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
         Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant  (x)

Filed by a Party other than the Registrant  ( )

-----------------------------------------------------------------

Check the appropriate box:

( )  Preliminary Proxy Statement
(x)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Rule 14a-11(c) or Rule14a-12

                 OVERSEAS SHIPHOLDING GROUP, INC.
-----------------------------------------------------------------
          (Name of Registrant as Specified in its Charter)

                OVERSEAS SHIPHOLDING GROUP, INC.
-----------------------------------------------------------------
             (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

( )  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1) or
     14a-6(j)(2).
( )  $500  per each party to the controversy pursuant to Exchange
     Act Rule 14a-6(i)(3).
( )  Fee  computed  on table below per Exchange  Act  Rules  14a-
     6(i)(4) and 0-11.

        1) Title of each class of securities to which transaction applies:

        ---------------------------------------------------------

        2) Aggregate number of securities to which transaction applies:

        ---------------------------------------------------------

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

        ---------------------------------------------------------

        * Set forth the amount on which the filing fee is calculated and state how it was determined.

        4)  Proposed  maximum  aggregate  value  of  transaction:

        ---------------------------------------------------------



( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the
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
                OVERSEAS SHIPHOLDING GROUP, INC.
       1114 AVENUE OF THE AMERICAS, NEW YORK, N.Y. 10036


            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         June 10, 1997

TO THE STOCKHOLDERS OF OVERSEAS SHIPHOLDING GROUP, INC.:


    The Annual Meeting of Stockholders of Overseas Shipholding Group, Inc. will be held at J.P. Morgan Investment Management Inc., 522 Fifth Avenue (corner West 44th Street), New York, N.Y., Seventh Floor, on Tuesday, June 10, 1997, at 2:30 o'clock P.M. for the following purposes:

    (l)   To elect twelve directors, each for a term of one year;

    (2) To consider and act upon a proposal to approve the appointment of Ernst & Young LLP as independent auditors for the year 1997; and

    (3) To transact such other business as may properly be brought before the meeting.

    Stockholders of record at the close of business on April 17, 1997 will be entitled to vote at the meeting. The stockholders list will be open to the examination of stockholders for any purpose germane to the meeting, during ordinary business hours, for ten days before the meeting at the Corporation's office, 1114 Avenue of the Americas, New York, N.Y.

    Whether or not you expect to be present at the meeting in person, please date and sign the enclosed proxy and return it without delay in the enclosed envelope, which requires no postage if mailed in the United States.

    We urge you to exercise your privilege of attending the meeting in person. In that event, the Corporation's receipt of your proxy will not affect in any way your right to vote in person.

                            By order of the Board of Directors,

                                     ROBERT N. COWEN
                            Senior Vice President & Secretary
New York, N.Y.
April 30, 1997

                           IMPORTANT

           PLEASE SIGN, DATE AND PROMPTLY RETURN THE
         ENCLOSED PROXY IN THE ENCLOSED RETURN ENVELOPE

                OVERSEAS SHIPHOLDING GROUP, INC.
       1114 Avenue of the Americas, New York, N.Y. 10036

                          -----------

                        PROXY STATEMENT

    The accompanying proxy is solicited on behalf of the Board of Directors of Overseas Shipholding Group, Inc. (the "Corporation") for use at the Annual Meeting of Stockholders to be held on June 10, 1997. Any stockholder giving a proxy may revoke it at any time before it is exercised at the meeting.

    Only stockholders of record at the close of business on April 17, 1997 will be entitled to vote at the annual meeting. The Corporation has one class of voting securities, its Common Stock, of which 36,256,704 shares were outstanding on said record date and entitled to one vote each. This proxy statement and the accompanying proxy will first be sent to stockholders on or about April 30, 1997.

                     ELECTION OF DIRECTORS

     The twelve nominees for election at the forthcoming meeting, all of whom are presently directors of the Corporation, are listed below. Unless otherwise directed, the accompanying proxy will be voted for the election of these nominees, to serve for the ensuing year and until their successors are elected and qualify.

      The  table below sets forth information as to each nominee, and  includes  the  amount and percentage  of  the  Corporation's
Common  Stock  of  which  each nominee,  and  all  directors  and executive  officers as a group, were the "beneficial owners"  (as defined in regulations of the Securities and Exchange Commission)
on  April  17,  1997,  all as reported to  the  Corporation.   In
accordance with SEC regulations, the table includes, in the  case of  certain of the nominees, all shares owned by partnerships  or other entities in which the nominee, by reason of his position or interest, shares the power to vote or to dispose of securities.

                                                                    Percentage
                                        Served      Shares of           of
                                          as       Common Stock    Common Stock
                   Principal           Director    Beneficially    Beneficially
Name and Age       Occupation           Since       Owned (a)         Owned
------------       ----------          --------    ------------    ------------
Raphael Recanati*, President, Finmar     1969    6,647,926 (b)(g)     18.3%
73.....            Equities Co.,
                   shipping, finance
                   and banking.

Morton P. Hyman*,  President of the      1969      270,000 (c)        0.7%
61......           Corporation.

Robert N. Cowen*,  Senior Vice           1993       54,500            0.1%
48......           President and
                   Secretary of the
                   Corporation.

George C. Blake*,  Executive Vice        1988       81,400            0.2%
65......           President,
                   Maritime Overseas
                   Corporation, ship
                   agents and
                   brokers.

Thomas H. Dean,    Consultant,           1976           --            --
68........         Continental Grain
                   Company,
                   integrated food
                   company.

Michel Fribourg,   Director and          1969     2,823,241(d)       7.8%
83.......          Chairman Emeritus
                   of the Board,
                   Continental Grain
                   Company.

William L. Frost,  Attorney and          1989         4,000(e)        --
70......           President, Lucius
                   N. Littauer
                   Foundation.

Ran Hettena*,      President,            1969        32,880(f)(g)    0.1%
73..........       Maritime Overseas
                   Corporation.

Stanley Komaroff,  Chairman, law firm    1993            200          --
62......           of Proskauer Rose
                   Goetz & Mendelsohn
                   LLP, the
                   Corporation's
                   counsel.

Solomon N. Merkin, Vice President,       1989             (h)         --
40.....            Leib Merkin, Inc.,
                   private investment
                   company.

Joel I. Picket,    President and         1989             200         --
58........         Chairman of the
                   Board, Gotham
                   Organization Inc.,
                   real estate,
                   construction and
                   development.

Oudi Recanati,     Joint Managing        1996           1,000(g)      --
47.........        Director, IDB
                   Holding
                   Corporation Ltd.,
                   investment and
                   finance.

All directors and executive officers as a group.    9,956,347(i)     27.2%

--------------------

  * Member of Finance and Development Committee of the Board, of which Committee Mr. Raphael Recanati is Chairman.

(a) Unless otherwise indicated, each of the nominees has the sole power to vote and direct disposition of the shares shown as beneficially owned by him. Number of shares shown includes shares issuable on exercise of vested options held by Messrs. Hyman (200,000 shares), Cowen (54,000 shares) and Blake (80,000 shares), and all directors and executive officers as a group (394,000 shares).

(b) Includes 5,870,362 shares as to which Mr. Raphael Recanati shares the power to vote and/or to direct disposition, of which 2,986,416 shares are owned by OSG Holdings, a partnership in which Mr. Recanati and his wife, as tenants in common, have a 25% partnership interest. Mr. Recanati's address is 511 Fifth Avenue, New York, New York.

(c) Includes  20,000 shares owned by a corporation in  which  Mr.
    Hyman  shares the power to vote and/or to direct disposition;
    excludes 280 shares owned by Mr. Hyman's wife, beneficial ownership of which is disclaimed by him.

(d) All of these shares are owned by Fribourg Grandchildren Family L.P., a partnership; Mr. Fribourg has the sole power to vote and direct the disposition of all of said shares. The address for Mr. Fribourg and Fribourg Grandchildren Family L.P. is 277 Park Avenue, New York, New York.

(e) Excludes 400 shares owned by Mr. Frost's wife, beneficial ownership of which is disclaimed by him.

(f) Excludes   12,493   shares  owned  by  Mr.  Hettena's   wife,
    beneficial ownership of which is disclaimed by him.

(g) Mr.  Hettena  and  Mr. Raphael Recanati are  brothers-in-law.
    Mr. Oudi Recanati is a son of Mr. Raphael Recanati and a nephew of Mr. Hettena.

(h) Mr. Merkin is a 1.2% partner in OSG Holdings.

(i) Of the 9,956,347 shares, persons who are directors or executive officers have sole power to vote and direct disposition of 4,085,985 shares (11.2% of the outstanding shares of the Corporation) and share with other persons the power to vote and/or direct disposition of 5,870,362 shares (16% of the outstanding shares).


           Each nominee has been principally engaged in his present employment for the past five years except Mr. Cowen, who has served as Senior Vice President of the Corporation since February 1993 and who also serves as executive vice president and a director of Overseas Discount Corporation, a private company engaged in finance and investment; Mr. Dean, who served as an executive officer of Continental Grain Company for more than 25 years until he assumed his present listed position in 1996; and Mr. Oudi Recanati, who assumed his present listed position in 1997 and also serves as Chairman of the Board of Y.L.R. Capital Markets Ltd., engaged in investment banking. Messrs. Raphael
Recanati and Oudi Recanati are directors of IDB Holding Corporation Ltd. and several of its subsidiaries. In February 1994, following a lengthy trial in Israel of 22 defendants, including IDB Holding Corporation Ltd., the four largest Israeli banks, and members of their senior managements, IDB Holding Corporation Ltd., all the banks, including Israel Discount Bank Limited, and all the management-defendants were convicted by a district court of contravening certain provisions of that country's laws in connection with activities that arose out of a program related to the regulation of bank shares prior to 1984. Messrs. Raphael Recanati and Oudi Recanati, who were among the management-defendants, and IDB Holding Corporation Ltd. categorically denied any wrongdoing and appealed to the Supreme Court of Israel, which found that the share regulation had been authorized and encouraged by high officials of the Israeli Government, overturned the principal count of the indictments of the management-defendants, and acquitted IDB Holding Corporation Ltd. of all charges. The Court left standing the lower court's finding that Mr. Raphael Recanati, who was chief executive officer of Israel Discount Bank Limited, and Mr. Oudi Recanati, who was a member of that bank's senior management, caused improper advice to be given in connection with the sale of securities and that Mr. Raphael Recanati caused false entries in corporate documents, in contravention of Israel laws. None of the activities in question, which occurred more than 13 years ago, relate to or involve the Corporation or its business in any way.

   If, for any reason, any nominee should not be available for election or able to serve as a director, the accompanying proxy will be voted for the election of a substitute nominee designated by the Board of Directors. The Board has no reason to believe that it will be necessary to designate a substitute nominee.


              COMPENSATION AND CERTAIN TRANSACTIONS


   The following Summary Compensation Table includes individual compensation information for services in all capacities to the Corporation and its subsidiaries during the years ended December
31, 1996, 1995 and 1994 by the Chief Executive Officer, and the two other executive officers of the Corporation serving during 1996 whose salary for said year exceeded $100,000.

                   SUMMARY COMPENSATION TABLE


                                     Annual
                                   Compensation
                                   ------------
 Name and Principal                                  All Other
     Position              Year      Salary        Compensation
--------------------       ----    -----------     ------------
 Morton P. Hyman.........  1996    $965,000         $ 20,512(1)
    President (CEO)        1995     915,000           16,661
                           1994     915,000           11,441

 Robert N. Cowen.........  1996     257,500            1,145(2)
    Senior Vice President  1995     242,500            1,145
    and Secretary          1994     200,000            1,145

 Myles R. Itkin..........  1996     485,000(3)        11,130(1)
    Senior Vice President  1995     256,692(3)         3,240
    and Treasurer(CFO)     1994          --               --

-----------


(1) For Messrs. Hyman and Itkin, consists of matching contributions by the Corporation under its Savings Plan in the respective amounts of $6,750 and $6,715, and the cost of term life insurance in the respective amounts of $13,762 and $4,415.

(2)  Cost of term life insurance.

(3) Mr. Itkin became Senior Vice President, Treasurer and Chief Financial Officer of the Corporation in June 1995. He has a three year employment contract, terminating June 1998, at an initial annualized salary of $460,000, which is reviewed each year. The Corporation has undertaken to make available to Mr. Itkin an option to purchase a total of 60,000 shares of the Corporation's Common Stock at the closing price on the New York Stock Exchange on the date of grant, which option will become exercisable in five equal annual installments of 12,000 shares, commencing no later than during the year 2000 and expiring no later than December 31, 2005.

     In October 1996, the Corporation entered into three year contracts with Messrs. Hyman and Cowen providing that in the event of a "change of control" of the Corporation, as defined in the agreements, each of the executives will be entitled to certain payments and benefits upon a termination of his employment (whether voluntary or involuntary) at any time within two years after the change of control or upon termination of his employment by the Corporation without cause or by the executive with good reason within 120 days prior to the change of control. Upon any such termination, the executive will be entitled to payment of three times his highest annual base salary in effect within 121 days prior to or at any time after the change of control, three years of additional service and compensation credit at that compensation level for pension purposes and for purposes of the Corporation's supplemental employee retirement benefit plans (see "Pension Plan" below) and three years of continued coverage for the executive and his dependents under the Corporation's health plan and for the executive under the Corporation's life insurance plan. If and to the extent these payments and benefits, and any other amounts paid to the executive as a result of a change of control, constitute "excess parachute payments" under Section 280G of the Internal Revenue Code of 1986, as amended, the excess parachute payments are subject to excise tax (and are not deductible to the Corporation); in that event the Corporation has agreed to pay the executive on a grossed up basis so that the net amount received by the executive, after payment of such excise tax and of other taxes on the grossed up amount, will equal the full amounts to which he would be entitled in the absence of such excise tax. Each of the executives has agreed that he will be available as a consultant in a senior advisory capacity for 90 days following a change of control to assist in the orderly transition to new management. The Board of Directors of the Corporation determined to enter into these agreements in order to encourage continued availability of Messrs. Hyman and Cowen during any period in which a change of control transaction may be pending or under consideration. No such transaction is currently pending or under consideration by the Corporation.

   AGGREGATE OPTION EXERCISES IN 1996 AND YEAR-END OPTION VALUES (1)
                   Number of Securities           Value of Unexercised
                  Underlying Unexercised        In-the-Money Options at
                Options at December 31, 1996      December 31, 1996(2)

      Name        Exercisable/Unexercisable    Exercisable/Unexercisable
      ----      ---------------------------    -------------------------
Morton P.            200,000 / 0               $ 600,000 / 0
Hyman.........
Robert N.             30,000 / 0                  90,000 / 0
Cowen.........
-------------

(1) No options were exercised by the named individuals during 1996.

(2) Reflects market value of underlying shares of the Corporation's Common Stock on December 31, 1996, minus the exercise price.

 STOCKHOLDER RETURN PERFORMANCE PRESENTATION

  Set  forth below is a line graph comparing the yearly percentage
change   in  the  cumulative  total  stockholder  return  on   the
Corporation's Common Stock against the cumulative total return  of the  published  Standard and Poor's 500 Stock Index  and  the  Dow
Jones  Marine  Transportation  Index  for  the  five  years  ended
December 31, 1996.
                     STOCK PERFORMANCE GRAPH
        COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
 OSG, S&P 500 STOCK INDEX, DOW JONES MARINE TRANSPORTATION INDEX


                              S&P 500         DOW JONES MARINE
  PERIOD        OSG         STOCK INDEX     TRANSPORTATION INDEX
  ------        ---         -----------     --------------------
   1991        100.00         100.00               100.00
   1992         91.73         107.62                87.81
   1993        128.93         118.45               112.63
   1994        129.17         120.01               103.40
   1995        109.91         165.11               117.95
   1996        101.70         203.02               143.84

------------------

* Assumes that the value of the investment in the Corporation's Common Stock and each index was $100 on December 31, 1991 and that all dividends were reinvested. In accordance with rules of the Securities and Exchange Commission ("SEC"), the Corporation's Stockholder Return Performance Presentation does not constitute "soliciting material" and is not incorporated by reference in any filings with the SEC made pursuant to the Securities Act of 1933 (the "1933 Act") or the Securities Exchange Act of 1934 (the "1934 Act").

                            PENSION PLAN

  The Corporation contributes to a pension plan which provides its employees with annual retirement benefits based upon age, credited service and average compensation (comprised of salaries, bonuses and incentive compensation) for the highest five successive years of the last ten years prior to retirement. The plan is non-contributory by the employee, and the Corporation's contributions to the plan are determined on an actuarial basis without individual allocation. The Corporation is one of several employers contributing to the plan and pays its proportionate share of the annual cost. The plan is maintained by Maritime Overseas Corporation, which acts as agent in respect of the operation of the Corporation's bulk cargo vessels as described below.

  The  following  table sets forth the estimated  annual  pensions payable  under  the  pension  plan (subject  to  reduction  on  an actuarial  basis  where survivorship benefits are provided),  upon normal retirement, to employees at various compensation levels and in  representative  years-of-service  classifications,  calculated before  application of the Social Security offset provided for  in the plan:
                           Years of Credited Service
            ---------------------------------------------------------------
  Average
  Compen-    10       15        20        25        30        35       40
  sation   years    years     years     years     years     years    years
  -------   -----    -----     -----    -----     -----     -----    ------
 $100,000   15,000   22,500   30,000    37,500    45,000    52,500    60,000
  200,000   30,000   45,000   60,000    75,000    90,000   105,000   120,000
  300,000   45,000   67,500   90,000   112,500   135,000   157,500   180,000
  400,000   60,000   90,000  120,000   150,000   180,000   210,000   240,000
  500,000   75,000  112,500  150,000   187,500   225,000   262,500   300,000
  600,000   90,000  135,000  180,000   225,000   270,000   315,000   360,000
  700,000  105,000  157,500  210,000   262,500   315,000   367,500   420,000
  800,000  120,000  180,000  240,000   300,000   360,000   420,000   480,000
  900,000  135,000  202,500  270,000   337,500   405,000   472,500   540,000
1,000,000  150,000  225,000  300,000   375,000   450,000   525,000   600,000
--------------

     The annual pension payable to any employee under the pension plan may not exceed the limitations imposed for qualified plans under Federal law. However, under supplemental retirement plans Messrs. Hyman, Cowen and Itkin will be entitled to the additional benefits that would have been payable to them under the pension plan in the absence of such limitations. Payments under the supplemental retirement plans will be accelerated upon a "change of control" as defined therein.

     The respective number of years of credited service under the pension plan of the Corporation's executive officers named in the Summary Compensation Table on page 5 are as follows: Morton P. Hyman-37 years; Robert N. Cowen-17 years; and Myles R. Itkin-2 years.

                   COMPENSATION OF DIRECTORS

     The independent non-employee directors of the Corporation receive a director's fee of $15,000 per year, payable quarterly, and a fee of $1,000 for each meeting of the Board of Directors they attend.

                     EXECUTIVE COMPENSATION
         REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE
                 AND THE STOCK OPTION COMMITTEE

     In accordance with rules of the SEC, the Report on Executive
Compensation does not constitute "soliciting material" and is not incorporated by reference in any filings with the SEC made pursuant to the 1933 Act or the 1934 Act.

    The Executive Compensation Committee (the "Committee") of the Board of Directors reviews and determines compensation for members of senior management. It is composed of two non-officer directors of the Corporation: Raphael Recanati and Michel Fribourg. The Committee's compensation policies are designed to promote the following objectives:

    - to attract and motivate talented executives, and to encourage their long term tenure with the Corporation

    - to compensate executives based upon the value of their individual contributions in achieving corporate goals and objectives

    - to  motivate executives  to maximize shareholder values

     The Committee seeks to set salaries for its executives at levels that enable the Corporation to attract and retain talented personnel. The Committee does not deem it appropriate to base annual salary adjustments solely upon year-to-year comparisons of financial performance, particularly since the Corporation's results over a short term period are significantly influenced by factors beyond the Corporation's control, reflecting primarily the dynamics of world bulk shipping markets. These markets are extremely competitive and highly volatile, influenced by the worldwide supply and demand for tonnage and general world economic conditions. The Corporation does not make significant annual adjustments to compensation levels based upon changes in financial performance that in the judgment of the Committee primarily reflect charter market conditions or other factors over which the Corporation has no control, whether favorable or unfavorable.

     The nature of the Corporation's business requires long range planning that may entail advance commitments for the construction of vessels during periods of unfavorable conditions in current charter markets. Such commitments are made on the basis of an analysis of long term trends in demand, utilization and market forces that suggest future improvement in rates. Under these circumstances, the Committee believes that short term financial performance is only one of many guides in determining executive compensation. Success in meeting corporate goals and objectives also is considered to be an appropriate measure of executive performance. Such goals and objectives include success in meeting specific customer requirements, in reducing financing and operating costs for the fleet, in anticipating market movements and in improving the quality of customer service. The Committee considers that these goals and objectives have been met in 1996.

      In setting executive compensation, the Committee also considers the Corporation's performance in the context of overall industry conditions and its standing in the industry. The Committee does not give particular weight to or quantify any one or more performance factors, but in setting 1996 salaries, the Committee considered the fact that although the Corporation's results in 1996 continued to reflect the weakness in some segments of the world bulk shipping markets, the Corporation nevertheless maintained its position as one of the largest tanker owners in the world, took delivery of newbuilding vessels in furtherance of the Corporation's ongoing fleet modernization program, succeeded in maintaining the Corporation's recognition for high quality within the bulk shipping industry, refinanced debt upon attractive terms and participated in decisions related to the new cruise ships ordered for Celebrity Cruise Lines Inc., the Corporation's joint venture in the cruise industry. The Committee takes into consideration an executive's particular contributions to the Corporation. Length of service is another important factor taken into account. The Corporation has not yet formulated a policy with respect to qualifying compensation paid to executive officers for deductibility under Section 162 (m) of the Internal Revenue Code of 1986, as amended (the provision was enacted as part of "OBRA '93" for compensation exceeding $1 million in a taxable year paid to an executive officer, effective January 1, 1994). None of the executive officers received compensation in excess of $1 million for 1996.

    The Committee believes that the interests of shareholders are best served by granting stock options to executive officers and thereby giving them the opportunity to participate in appreciation in the Corporation's stock over an extended period. In this way, senior management can directly share in the benefits of maximizing shareholder values. The Corporation's stockholder-approved amended 1989 Stock Option Plan is administered by the Stock Option Committee of the Board of Directors, which is composed of two non-officer directors of the Corporation: Raphael Recanati and Joel I. Picket. The Stock Option Committee determines the persons to whom stock options will be granted under the Plan and allocates the amounts to be granted to such persons. Under the Plan, senior management in 1990 were granted options for 570,000 shares of Common Stock, in the aggregate, to vest over five years and be exercisable up to ten years from the date of grant. The Committee and the Stock Option Committee believe that over such an extended period, stock performance will to a meaningful extent reflect executive performance, and that such arrangements further reinforce management goals and incentives to achieve shareholder objectives. Accordingly, although compensation paid by the Corporation for 1996 consisted solely of salary and the Corporation did not grant options in 1996, the Corporation may consider authorizing and granting additional stock options in order to provide its executive officers with satisfactory total compensation packages and reward them for their contributions to the Corporation's long term share performance. The Committee believes that the total compensation package received by each of the executive officers last year, taking into consideration outstanding option grants, was appropriate. In considering future option grants, the number of options previously granted will be taken into consideration.

      While taking the foregoing factors into account, the Committee's compensation determinations for the Corporation's relatively small number of executive officers are to a large extent subjective and not arrived at by application of any specific formula.

  Mr. Morton P. Hyman has served as a director and officer of the Corporation since 1969, and as its President and Chief Executive Officer since 1971. His compensation reflects his many contributions as a key member of management since the Corporation was founded. Such compensation is not based primarily upon the Corporation's short term financial performance nor is it based upon any formula. To a large extent Mr. Hyman's compensation reflects an assessment of his performance based upon the subjective judgment of the Committee. In light of his contribution to the growth and success of the Corporation, and his service as its President for 26 years, the Committee believes his compensation is appropriate and reasonable.

  Submitted  by  the Executive Compensation Committee  and  Stock
Option Committee of the Board of Directors:


Executive Compensation Committee         Stock Option Committee
--------------------------------         ----------------------

     Raphael Recanati                        Raphael Recanati
     Michel Fribourg                         Joel I. Picket


     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Raphael Recanati and Michel Fribourg served on the Executive Compensation Committee of the Board of Directors during 1996. Mr. Fribourg is a Director and Chairman Emeritus of the Board and principal stockholder of Continental Grain Company (Mr. Dean, a director of the Corporation, is a consultant to that corporation). Subsidiaries of the Corporation received revenues of approximately $3,764,000 during 1996 from charters of vessels to Continental Grain Company and its subsidiaries. A subsidiary of the Corporation, together with Continental Grain Company and an unrelated third party, are partners in an investment partnership in which the Corporation's subsidiary has an investment of approximately $675,000.

  Messrs. Raphael Recanati and Joel I. Picket served on the Stock Option Committee of the Board of Directors during 1996. Mr. Ran Hettena, who also served as a member of that Committee until October 1996, is President, a director and sole stockholder of Maritime Overseas Corporation, a New York corporation ("MOC"). MOC or a subsidiary of MOC, under various agreements with the Corporation and its subsidiaries, acts as agent in respect of the operation of bulk cargo vessels owned and to be owned by these subsidiaries and provides certain general and administrative services required by the Corporation and its subsidiaries. The Corporation may terminate the agreements at the end of any year on twelve months' prior notice; MOC may not terminate the agreements prior to December 31, 1998. Under agreements between MOC and certain companies in which the Corporation owns a 50% interest, MOC acts as agent in respect of the operation of bulk cargo vessels owned by such 50%-owned companies. Under various agreements, MOC also serves as exclusive chartering broker for the bulk fleet owned by the Corporation's subsidiaries and certain 50%-owned companies and as exclusive broker in connection with sales, purchases or construction of bulk cargo vessels, and is entitled to receive commissions therefor either from the owner or from the seller or builder. Under the various agreements, MOC's total compensation for any year is limited to the extent its consolidated net income from shipping operations would exceed specified amounts ($1,009,125 for 1996).

  The aggregate compensation payable to MOC (including its subsidiaries) under all these agreements for 1996 (excluding brokerage) was $35,941,654, of which $1,265,689 represented compensation paid by 50%-owned companies. Brokerage commissions payable to MOC under all these agreements for 1996 aggregated $6,469,191, of which $44,475 was paid by 50%-owned companies. MOC retains as advances under the agreements an amount equivalent to a non-current asset (net of related taxes) recorded by MOC as a result of the application of a statement of accounting principles adopted by the Financial Accounting Standards Board; the advances, which approximated $2,172,000 as of December 31,
1996,  are  repayable  as  the asset  is  realized  or  when  the agreements terminate, whichever is earlier. The Corporation advanced to MOC $1,130,000 in 1990 ($339,000 of which is presently outstanding) to fund certain pension obligations that were paid by MOC but which, under the agreements between MOC and the Corporation, are borne by the Corporation over periods determined in accordance with generally accepted accounting principles by actuarial calculation. The advance bears interest at the rate of 10% per annum and is repayable in ten equal annual installments (which commenced in 1991) or when the agreements terminate, whichever is earlier. The consolidated net income from shipping operations of MOC for the year ended December 31, 1996 was limited to the agreed maximum amount described in the preceding paragraph.

     Four of the nominees for election as directors of the Corporation, Messrs. Hettena, Merkin, Cowen and Oudi Recanati, constitute the Board of Directors of MOC; Messrs. Hettena and Blake are senior officers of MOC. All the outstanding shares of MOC are owned by Mr. Hettena. Mr. Oudi Recanati is a son of Mr. Raphael Recanati and a nephew of Mr. Hettena.

     The MOC 1990 Stock Option Plan, as amended, provides for the grant of options to employees, officers and directors of MOC to purchase up to 784,435 shares of Common Stock of the Corporation. In order to facilitate said Plan, the Corporation under an agreement with MOC has agreed to make a total of up to 784,435 shares of the Corporation's Common Stock available to MOC, as and when required by MOC to meet its obligations under said Plan, at a price equal to (i) the option price, or (ii) the market price on the date an option is granted, or (iii) $14 per share, whichever shall be highest, for shares purchased by MOC from the Corporation in respect of all option grants. Through December 31, 1996, the Corporation has provided an aggregate of 103,861 shares to MOC pursuant to the agreement.

  Each of the business transactions referred to above under this caption and under the "Other Transactions" caption below was considered to be fair and reasonable to all the parties involved at the time the transaction was entered into and was in the opinion of management at least as favorable to the Corporation as it would have been if made with a non-affiliated party.

                       OTHER TRANSACTIONS

   Subsidiaries of the Corporation received revenues of approximately $14,979,000 during 1996 and approximately $1,879,000 during the first three months of 1997 from charters of vessels to a subsidiary of Archer-Daniels-Midland Company, a company named as a beneficial owner of more than 5% of the outstanding shares of the Corporation's Common Stock under "Information as to Stock Ownership".

                     COMMITTEES AND MEETINGS

  The Board of Directors has established various committees to a ssist it in discharging its responsibilities, including an Executive Compensation Committee and an Audit Committee. The
Executive Compensation Committee reviews and determines the compensation of the Corporation's executives; it consists of Messrs. Fribourg and Raphael Recanati and held one meeting during 1996. The Audit Committee recommends to the Board each year the independent auditors to be selected by the Corporation, reviews the planned scope and the results of each year's audit, reviews any recommendations the auditors may make with respect to the Corporation's internal controls and procedures and oversees the responses made to any such recommendations; the Committee consists of Messrs. Dean and Frost and met twice during 1996. The Corporation does not have a nominating or similar committee.

  The Corporation's Board of Directors held seven meetings during 1996. Members of the Board are frequently consulted by management throughout the year, and the Corporation does not consider percentage attendance information in itself to be a meaningful indication of the quality or importance of a director's contribution to the Board. Each director attended at least 75% of the total number of meetings of the Board and committees of which he was a member.

               INFORMATION AS TO STOCK OWNERSHIP

    Set forth below are the names and addresses of those persons, other than nominees for directors and entities they control (see "Election of Directors"), that are known by the Corporation to have been "beneficial owners" (as defined in regulations of the
SEC) of more than 5% of the outstanding shares of the Corporation's Common Stock, as reported to the Corporation.

     OSG Holdings, 511 Fifth Avenue, New York, New York, a partnership, on April 17, 1997 owned 2,986,416 shares (8.2% of the outstanding Common Stock). One of the nominees for director of the Corporation, by reason of his interest and position in OSG Holdings, may be deemed to be the "beneficial owner" of the shares owned by OSG Holdings, as disclosed in the table of nominees.

     The other principal partners in OSG Holdings on April 17, 1997 were Hermann Merkin, 415 Madison Avenue, New York, New York, and EST Associates L.P., 275 Madison Avenue, Suite 902, New York, New York, a limited partnership. These partners may each be deemed to share the power to vote and to direct disposition of the 2,986,416 shares owned by OSG Holdings and may therefore be deemed to be the beneficial owners of the following amounts and percentages of the outstanding Common Stock: Hermann Merkin, 3,148,625 shares (including 162,209 shares owned directly), or 8.7%; and EST Associates L.P., 4,224,817 shares (including 1,238,401 shares owned directly), or 11.7%. Vivian Ostrovsky, 4 Avenue de Montespan, Paris, France, is the general partner in EST Associates L.P. and may therefore be deemed the beneficial owner of all the shares owned by EST Associates L.P. and OSG Holdings. Except for shares referred to in this paragraph as being owned directly, each of the persons named shares the power to vote and dispose of all the shares of which such person is considered the beneficial owner.

     To the best of the Corporation's knowledge, based on reports filed with the SEC, the only other beneficial owners of more than 5% of the Corporation's Common Stock are: (a) Archer-Daniels-Midland Company, 4666 Faries Parkway, Decatur, Illinois, which as of March 31, 1997 owned beneficially an aggregate of 5,674,800 shares (15.7%), which it reported were acquired for investment purposes, and that it has the sole power to vote and to dispose of such shares; and (b) John Hancock Mutual Life Insurance Company, John Hancock Place, P.O. Box 111, Boston, Massachusetts, and its subsidiaries, John Hancock Subsidiaries, Inc., John Hancock Asset Management, The Berkeley Financial Group and NM Capital Management, Inc., which as of December 31, 1996 owned beneficially an aggregate of 1,911,501 shares (5.3%) as to which they have sole dispositive power, including 783,187 shares as to which they have sole voting power. According to the SEC filings referred to in this paragraph, the shares mentioned above were not acquired for the purpose of or having the effect of changing or influencing control of the Corporation nor in connection with or as a participant in any transaction having such purpose or effect.

                     SELECTION OF AUDITORS

     On recommendation of the Audit Committee, the Board of Directors has appointed Ernst & Young LLP as independent auditors for the Corporation and its subsidiaries for the year 1997 subject to the approval of the stockholders at the annual meeting. If the appointment is not approved by the stockholders, the selection of independent auditors will be reconsidered by the Board of Directors.

     Ernst & Young LLP is a well known and well qualified firm of public accountants which (including its predecessors) has served as auditors of the Corporation since the Corporation was organized in 1969. Representatives of Ernst & Young LLP will attend the annual meeting and be afforded an opportunity to make a statement, as well as be available to respond to appropriate questions submitted by stockholders.

  The Board of Directors recommends a vote in favor of the appointment of Ernst & Young LLP.

                   PROPOSALS FOR 1998 MEETING

     Any  proposals  of  stockholders that  are  intended  to  be presented at the Corporation's 1998 Annual Meeting of Stockholders must be received at the Corporation's principal executive offices no later than December 31, 1997, and must comply with all other applicable legal requirements, in order to be included in the Corporation's proxy statement and form of proxy for that meeting.

                      GENERAL INFORMATION

     The Board of Directors is not aware of any matters to be presented at the meeting other than those specified above. If any other matter should be presented, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment.

     All shares represented by the accompanying proxy, if the proxy is duly executed and received by the Corporation at or prior to the meeting, will be voted at the meeting in accordance with the instructions provided therein. If no such instructions are provided, the proxy will be voted for the election of directors and for the appointment of Ernst & Young LLP as auditors. Under Delaware law and the Corporation's Certificate of Incorporation and By-Laws, if a quorum is present, directors are elected by a plurality of the votes cast by the holders of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. A majority of the outstanding shares entitled to vote, present in person or represented by proxy, constitutes a quorum. Shares represented by proxies or ballots withholding votes from one or more directors will not be counted in the election of that director but will be counted for purposes of determining a quorum.

     The cost of soliciting proxies for the meeting will be borne by the Corporation. The Corporation will also reimburse brokers and others who are only record holders of the Corporation's shares for their reasonable expenses incurred in obtaining voting instructions from beneficial owners of such shares. Directors and officers of the Corporation may solicit proxies personally or by telephone or telegraph but will not receive additional compensation for doing so.

     The  Corporation's  Annual Report to  Stockholders  for  the
fiscal   year  ended  December  31,  1996  has  been  mailed   to
stockholders.  The Annual Report does not form part of this Proxy
Statement.

                            By  order of the Board  of Directors,

                                         ROBERT N. COWEN
                                Senior Vice President & Secretary
New York, N.Y.
April 30, 1997

                OVERSEAS SHIPHOLDING GROUP, INC.

    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, June 10, 1997


     The  undersigned  hereby appoints MORTON P.  HYMAN  and  RAN
HETTENA, and either of them, proxies, with full power of substitution, to vote all shares of stock of OVERSEAS SHIPHOLDING GROUP, INC. which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of the Corporation to be held at J.P. Morgan Investment Management Inc., 522 Fifth Avenue (corner West 44th Street), New York, N.Y., Seventh Floor, on June 10, 1997, at 2:30 o'clock P.M., notice of which meeting and the related Proxy Statement have been received by the undersigned, and at any adjournments thereof.

     The undersigned hereby ratifies and confirms all that said proxies, or either of them, or their substitutes, may lawfully do in the premises and hereby revokes all proxies heretofore given by the undersigned to vote at said meeting or any adjournments thereof. If only one of said proxies, or his substitute, shall be present and vote at said meeting or any adjournments thereof, then that one so present and voting shall have and may exercise all the powers hereby granted.

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER INDICATED BY THE STOCKHOLDER. IN THE ABSENCE OF SUCH INDICATION, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS, AND IN THE DISCRETION OF SAID PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF.

    (Continued, and To Be Signed and Dated on Reverse Side)

(1)  Election of Directors:   Nominees-  Raphael Recanati, Morton P.  Hyman,
                                         Robert  N. Cowen, George C.  Blake,
For all Nominees                         Thomas  H.  Dean, Michel  Fribourg,
 (except as       Withhold               William   L.  Frost,  Ran  Hettena,
 withheld in      Authority              Stanley   Komaroff,   Solomon    N.
  the space      to Vote for             Merkin,  Joel  I. Picket  and  Oudi
  provided)     all Nominees             Recanati.  (To  withhold  authority
                                         to    vote   for   any   individual
                                         Nominee, print that Nominee's  name
    ---             ---                  on the following line:)
   /  /            /  /
   ---             ---
                                            --------------------------


(2)Approval of the appointment
   of Ernst  &  Young  LLP  as
   independent  auditors   for
   the year 1997:

      FOR       AGAINST     ABSTAIN
    ---        ---       ---
   /  /       /  /      /  /
   ---        ---       ---



                                    Please  sign exactly as  name  (or
                                    names)  appears at the  left.  For
                                    joint  accounts each owner  should
                                    sign.  Executors,  administrators,
                                    trustees,  etc. should  give  full
                                    title.

                                    DATE: ......................, 1997


                                    ..................................


                                    ..................................
                                         Signature or Signatures




            PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS CARD